UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2024

Prospect Floating Rate and Alternative Income Fund, Inc.
(Exact name of registrant as specified in its charter)

Maryland	814-00908	45-2460782
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10 East 40th Street, 42nd Floor, New York, New York 10016
(Address of principal executive offices, including zip code)

(212) 448-0702
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01. Other Events.

Net Asset Value

The net asset value (“NAV") per share of each class of shares of Prospect Floating Rate and Alternative Income Fund, Inc. (the "Company") as of September 30, 2024, as determined in accordance with the Company’s valuation policy, is set forth below.

Record Date	NAV as of September 30, 2024
Class I	$4.65
Class S	$4.65
Class D	$4.65

As of September 30, 2024, the Company’s aggregate NAV was approximately $41.1 million, the fair value of its portfolio investments was approximately $84.2 million, and it had approximately $39.6 million of debt outstanding.

Portfolio and Business Commentary

As of September 30, 2024, the Company had investments in 48 portfolio companies with total fair value of approximately $84.2 million. As of September 30, 2024, 100% of the debt investments and structured subordinated notes at fair value in the Fund’s portfolio were variable rate. As of September 30, 2024, based on fair value, the Company’s portfolio investments consisted of the following:

As of September 30, 2024
Senior Secured Loans-First Lien	93.9%
Structured subordinated notes	3.0%
Senior Secured Loans-Second Lien	1.9%
Equity/Other	1.1%
Preferred Stock	0.1%
100.0%

Select Recent Transaction Highlights

In August 2024, the Company invested $4.3 million in the SOFR+5.25% first lien term loan to PlayPower, Inc.

In September 2024, the Company invested $5.0 million in the SOFR+7.50% first lien term loan to Druid City Infusion, LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 29, 2024	Prospect Floating Rate and Alternative Income Fund, Inc.

	By	/s/ M. Grier Eliasek
M. Grier Eliasek Chief Executive Officer (Principal Executive Officer)